                                                                      EXHIBIT 11



                           BTG, INC. AND SUBSIDIARIES
                       COMPUTATION OF PER SHARE EARNINGS
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)




                                                        Three Months                Six Months
                                                             Ended                    Ended
                                                        September 30,              September 30,
                                                       1996         1995         1996         1995
                                                       ----         ----         ----         ----

Net income                                           $   1,994    $  1,295     $  2,751    $   1,966
                                                     =========    ========     ========    =========


Weighted average common stock
      shares outstanding during the
      period                                             6,160       6,010        6,146        6,004

    Dilutive effect of common stock
      equivalents                                          258         198          225          192
                                                     ---------    --------     --------    ---------

    Weighted average shares of common
      stock and common stock equivalents                 6,418       6,208        6,371        6,196
                                                     =========    ========     ========    =========


    Earnings per common and common
      equivalent share                              $     0.31    $   0.21    $    0.43    $    0.32
                                                    ==========    ========    =========    =========





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